Exhibit 15.1
November 16, 2009
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of Pass Through Certificates, Series 2009-1 of our reports dated April 22, 2009, July 23, 2009, and October 26, 2009, relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
/s/ Ernst & Young LLP